Exhibit 99.1

Eton Pharmaceuticals Reports First Quarter 2025 Financial Results

●	Q1 2025 revenue of $17.3 million, with product sales of $14.0 million, representing 76% growth over Q1 2024 and the 17th straight quarter of sequential product sales growth
●	Q1 2025 basic and fully diluted GAAP EPS of $(0.06), Non-GAAP fully diluted EPS of $0.07, and Adjusted EBITDA of $3.7 million
●	Relaunched pediatric endocrinology biologic INCRELEX® in the U.S. and out-licensed international rights
●	Established Wilson disease franchise with the acquisition and relaunch of GALZIN® (zinc acetate) capsules and the introduction of product candidate ET-700
●	Announced positive pivotal clinical study results for ET-600 and submitted its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA)
●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., MAY 13, 2025 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended March 31, 2025.

“The first quarter was another exceptional quarter for Eton. We reported record financial results, launched two recently acquired commercial products, and achieved critical milestones with the advancement of our development pipeline. In its first quarter of relaunch, INCRELEX is already tracking ahead of our expectations, with a significant number of new patients added to therapy in the first quarter, and we are confident that it has a long runway for growth in the years ahead. In March, we relaunched GALZIN with our full Eton Cares patient support program to a strong reception in the Wilson disease community. As part of our commitment to investing in Wilson disease, we also announced our ET-700 development program, which we believe has the potential to drastically improve the lives of Wilson disease patients.” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“We are now less than one month away from a potential launch of ET-400. We have been actively engaged with the FDA as part of the ongoing review, and we remain prepared to launch quickly upon potential approval on its Prescription Drug User Fee Act (PDUFA) date of May 28th. With three expected product launches this year and several late-stage candidates progressing in development, 2025 is shaping up to be another monumental year for Eton as we further solidify our place as a leading ultra-rare disease company,” concluded Brynjelsen.

First Quarter and Recent Business Highlights

17th straight quarter of sequential growth in product sales. Eton reported first quarter 2025 product sales of $14.0 million, representing 76% growth over the prior year period, driven primarily by the ongoing momentum of ALKINDI SPRINKLE® and the addition of INCRELEX, which was acquired in late December. The Company expects sequential quarter-over-quarter growth of product sales to continue throughout 2025 and beyond.

Relaunched INCRELEX and increased number of active patients. INCRELEX is a biologic product used for the treatment of an ultra-rare pediatric endocrinology condition called Severe Primary IGF-1 Deficiency (SPIGFD) that is estimated to impact approximately 200 children in the United States. Eton closed the acquisition in late December and relaunched the product in the U.S. in January. Eton is making significant investments to raise awareness, increase education, and provide patient support for the product, and has already seen a significant number of new patients initiate treatment in 2025.

Preparing for the anticipated second quarter launch of ET-400. With product inventory on hand, and a specialty sales force and promotional campaigns ready to go live, the Company is prepared to launch ET-400 shortly after its scheduled May 28th PDUFA goal date. If approved, Eton believes ET-400 will allow the Company to capture a greater percentage of the estimated $200 million oral hydrocortisone market opportunity.

Relaunched GALZIN and announced internal development program ET-700 to further invest in advancing treatment options for Wilson disease. Eton added GALZIN to its metabolic portfolio in January and relaunched the product in March with its newly deployed metabolic sales force and its Eton Cares patient support program. Eton has increased access with Eton Cares, which provides $0 co-pays and free drug to patients not covered by insurance. The Company started the transition of GALZIN to Eton’s commercial distribution in March and expects GALZIN to start contributing material revenue during the third quarter of 2025. In addition, Eton announced a new internal development product candidate, ET-700. ET-700 is an extended-release form of zinc acetate developed to improve adherence and tolerability. Eton expects to manufacture registration batches of ET-700 later this year and initiate a clinical study by early 2026.

Out-licensed ex-US rights to INCRELEX. During the first quarter, Eton out-licensed INCRELEX commercial rights in territories outside of the U.S. to Esteve Pharmaceuticals, S.A. (“Esteve”). Esteve will license the ex-U.S. rights for up to ten years and Eton will supply product at a fixed transfer price. Under the terms of the transaction, Eton will receive a $4.3 million upfront licensing fee. $1.8 million of the upfront licensing fee was recognized as licensing revenue during the first quarter and the remainder will be recognized over the life of the license.

Submitted NDA for ET-600. During the quarter, ET-600 passed its pivotal bioequivalence study, and the Company submitted an NDA for the product candidate in late April. ET-600 is a proprietary, patented oral solution of desmopressin under development for the treatment of central diabetes insipidus. The Company expects to receive a 10-month FDA review, which could allow for potential approval and launch in the first quarter of 2026.

First Quarter Financial Results

Net Revenue: Net revenues for the first quarter of 2025 were $17.3 million compared with $8.0 million in the prior year period, an increase of 117%. Net revenues included $3.3 million of licensing revenue recognized during the quarter, including $1.8 million from the out-licensing of INCRELEX rights outside of the U.S. and $1.5 million from a regulatory milestone event associated with the Company’s previous divestiture of DS-200. There were no licensing revenues in the first quarter of 2024.

Product sales and royalty revenue were $14.0 million during the first quarter of 2025 compared with $8.0 million in the prior year period, an increase of 76%. The growth was driven primarily by increased sales of ALKINDI SPRINKLE and the addition of INCRELEX, which was acquired in late December 2024.

The Company continues to expect to exit 2025 at an approximately $80 million annual revenue run rate.

Gross Profit: Gross profit for the first quarter of 2025 was $9.9 million compared with $5.0 million in the prior year period, an increase of 97%, primarily due to increased product sales.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $12.0 million in the first quarter of 2025, representing an adjusted gross margin of 69.5%, compared to adjusted gross profit of $5.2 million and adjusted gross margin of 65.6% in the prior year period. The margin improvement was primarily driven by continued growth of higher margin ALKINDI SPRINKLE and the addition of higher margin licensing revenue.

The Company continues to expect to report full year 2025 adjusted gross profit of approximately 70%.

Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2025 were $1.2 million compared to $0.7 million in the prior year period, primarily due to increased expenses associated with ET-700 and ET-800 project development activities.

In April, the Company paid $2.2 million for the NDA application fee associated with ET-600, which will be recorded as an expense in the second quarter of 2025.

General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2025 were $9.2 million compared to $5.2 million in the prior year period, primarily attributable to an increase in product advertising and promotional expenses, an increase in professional services and transaction-related expenses, and an increase in compensation and benefit expenses due to increased headcount.

Adjusted G&A expense, which removes stock-based compensation, transaction-related costs, and other one-time expenses, was $7.3 million in the quarter, compared with $4.4 million the prior year period. First quarter G&A spending was elevated due to a heavy concentration of launch and pre-launch spending activities that occurred in the first quarter. The Company expects quarterly adjusted G&A to be flat or decrease from first quarter levels for the remainder of 2025

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): Adjusted EBITDA for the first quarter of 2025 was $3.7 million compared to $0.5 million in the prior year period.

Net Income/Loss: Net loss for the first quarter of 2025 was $1.6 million or $0.06 per diluted share compared to a net loss of $0.8 million or $0.03 per diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $2.4 million or $0.07 per diluted share, for the first quarter of 2025 compared to $0.2 million, or $0.00 per diluted share in the prior year period.

For a reconciliations of GAAP net loss to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of March 31, 2025, the Company had cash and cash equivalents of $17.4 million and generated $2.1 million of operating cash flow during the quarter.

Conference Call and Webcast Information

As previously announced, Eton Pharmaceuticals will host its first quarter 2025 conference call as follows:

Date:                                              May 13, 2025

Time:                                             4:30 p.m. ET (3:30 p.m. CT)

Dial In* (Audio Only):                 Click Here

Webcast:                                       Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has seven commercial rare disease products: INCRELEX®, ALKINDI SPRINKLE®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has six additional product candidates in late-stage development: ET-400, ET-600, Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months ended March 31, 2025 and for the same period in 2024:

Eton Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended
	March 31,	March 31,
	2025	2024
Revenues:
Licensing revenue	$3,286	$—
Product sales and royalties, net	13,996	7,966
Total net revenues	17,282	7,966

Cost of sales:
Licensing revenue	825	—
Product sales and royalties	6,596	2,959
Total cost of sales	7,421	2,959

Gross profit	9,861	5,007

Operating expenses:
Research and development	1,161	651
General and administrative	9,170	5,156
Total operating expenses	10,331	5,807

Loss from operations	(470)	(800)

Other expense:
Interest and other expense, net	(1,028)	(11)

Loss before income tax expense	(1,498)	(811)

Income tax expense	74	—

Net loss	$(1,572)	$(811)
Net loss per share, basic and diluted	$(0.06)	$(0.03)
Weighted average number of common shares outstanding, basic and diluted	26,886	25,763

Eton Pharmaceuticals, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,420	$14,936
Accounts receivable, net	16,400	5,361
Inventories, net	13,621	15,232
Prepaid expenses and other current assets	2,519	5,492
Total current assets	49,960	41,021

Property and equipment, net	22	34
Intangible assets, net	33,880	34,881
Operating lease right-of-use assets, net	158	175
Other long-term assets, net	12	12
Total assets	$84,032	$76,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,872	$4,167
Accrued Medicaid rebates	12,937	6,866
Accrued liabilities	7,541	8,914
Total current liabilities	25,350	19,947

Long-term debt, net of discount and including accrued fees	29,992	29,811
Operating lease liabilities, net of current portion	87	107
Other long-term liabilities	4,153	1,830
Total liabilities	59,582	51,695

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 26,817,535 and 26,709,084 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	27	27
Additional paid-in capital	133,888	132,294
Accumulated deficit	(109,465)	(107,893)
Total stockholders’ equity	24,450	24,428

Total liabilities and stockholders’ equity	$84,032	$76,123

Eton Pharmaceuticals, Inc.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended	Three months ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities
Net loss	$(1,572)	$(811)

Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	1,200	821
Depreciation and amortization	1,013	234
Inventory step-up	1,142	—
Non-cash lease expense	17	18
Debt discount amortization and non-cash interest expenses	294	25
Changes in operating assets and liabilities:
Accounts receivable	(11,039)	(829)
Inventories	468	(1,407)
Prepaid expenses and other assets	2,973	79
Accounts payable	705	414
Accrued Medicaid rebates	6,071	622
Accrued liabilities	(1,373)	(1,639)
Other non-current assets and liabilities	2,191	—
Net cash from operating activities	2,090	(2,473)

Cash flows from investing activities
Purchases of product license rights	—	(1,868)
Purchases of property and equipment	—	(14)
Net cash from investing activities	—	(1,882)

Cash flows from financing activities
Repayment of long-term debt	—	(385)
Proceeds from stock option exercises	394	7
Net cash from financing activities	394	(378)

Change in cash and cash equivalents	2,484	(4,733)
Cash and cash equivalents at beginning of period	14,936	21,388
Cash and cash equivalents at end of period	$17,420	$16,655

Supplemental disclosures of cash flow information
Cash paid for interest	$642	$190
Cash paid for income taxes	$8	$—

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended
	March 31,	March 31,
	2025	2024
GAAP net loss	$(1,572)	$(811)
Depreciation (1)	12	14
Intangible amortization expense (2)	1,001	220
Interest expense (including debt discount amortization and non-cash interest expenses)	1,163	238
Income tax expense	74	—
EBITDA	$678	$(339)
Other non-GAAP adjustments:
Inventory step-up expense (3)	1,142	—
Stock-based compensation (4)	1,200	821
Severance expense (5)	335	—
Divestiture-related costs (6)	320	—
Total of Other non-GAAP adjustments	2,997	821
Adjusted EBITDA	$3,675	$482

GAAP loss before income tax	$(1,498)	$(811)
Non-GAAP adjustments:
Depreciation (1)	12	14
Intangible amortization expense (2)	1,001	220
Inventory step-up expense (3)	1,142	—
Share-based compensation (4)	1,200	821
Severance expense (5)	335	—
Divestiture-related costs (6)	320	—
Total pre-tax non-GAAP adjustments	4,010	1,055
Income tax effect of pre-tax non-GAAP adjustments (7)	117	—
Total non-GAAP adjustments	3,893	1,055
Non-GAAP Net Income	$2,395	$244

Weighted average number of common shares outstanding, basic	26,886	25,763
Weighted average number of common shares outstanding, diluted	31,017	31,706

GAAP loss per share - Basic	$(0.06)	$(0.03)
Non-GAAP adjustments	0.14	0.04
Non-GAAP earnings per share - Basic	$0.08	$0.01

GAAP loss per share - Basic	$(0.06)	$(0.03)
Non-GAAP adjustments	0.13	0.03
Non-GAAP earnings per share - Diluted	$0.07	$—

(1)	Represents depreciation expense related to our property and equipment.
(2)	Intangible amortization expenses are associated with our intellectual property rights related to INCRELEX®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone.
(3)

During the three months ended March 31, 2025, we recognized in cost of sales $1,142 for inventory step-up expense primarily attributable to INCRELEX® inventory revalued in connection with this product acquisition.

(4)

Represents share-based compensation expense associated with our stock option and restricted stock unit stock unit grants to our employees and non-employee directors and our employee share purchase plan.

(5)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the three months ended March 31, 2025.
(6)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period. As discussed further in Note 9, we are in a full income tax valuation allowance position and the income tax adjustments on pre-tax non-GAAP adjustment is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

First Quarter 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	GAAP Net Loss	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Divestiture Related Costs	Non-GAAP Net Income
Revenues:
Licensing revenue	$3,286	$—	$—	$—	$—	$—	$3,286
Product sales and royalties	13,996	—	—	—	—	—	13,996
Total net revenues	17,282	—	—	—	—	—	17,282

Cost of sales:
Licensing revenue	825	—	—	—	—	—	825
Product sales and royalties	6,596	(1,001)	(1,142)	—	—	—	4,453
Total cost of sales	7,421	(1,001)	(1,142)	—	—	—	5,278

Gross profit	9,861	1,001	1,142	—	—	—	12,004

Operating expenses:
Research and development	1,161	—	—	(39)	—	—	1,122
General and administrative	9,170	(12)	—	(1,161)	(335)	(320)	7,342
Total operating expenses	10,331	(12)	—	(1,200)	(335)	(320)	8,464

(Loss) income from operations	(470)	1,013	1,142	1,200	335	320	3,540

Other expense:
Interest and other expense, net	(1,028)	—	—	—	—	—	(1,028)

(Loss) income before income tax expense	(1,498)	1,013	1,142	1,200	335	320	2,512

Income tax expense	74	11	12	13	4	3	117

Net (loss) income	$(1,572)	$1,002	$1,130	$1,187	$331	$317	$2,395
Net loss (income) per share, basic	$(0.06)	$0.04	$0.04	$0.04	$0.01	$0.01	$0.08
Net loss (income) per share, diluted	$(0.06)	$0.03	$0.04	$0.04	$0.01	$0.01	$0.07

Weighted average number of common shares outstanding, basic	26,886
Weighted average number of common shares outstanding, diluted	31,017